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                                                                   Exhibit 10.19

                  NONCOMPETITION AND NONDISCLOSURE AGREEMENT

      THIS NONCOMPETITON AND NONDISCLOSURE AGREEMENT (this "Agreement") is entered into as of ______________________ by and between eRoom System Technologies, Inc., a Nevada corporation ("Company"), and ________________________ ("Sales Representative").

      WHEREAS, Company owns certain proprietary, technical, financial and business information regarding the manufacture and distribution of a fully integrated computer-controlled credit card vending systems/in-room refreshment center/in-room safe/and other related systems and accessories that relate to free-standing or built-in refrigerators and/or refreshment centers for use in hotels, motels, hospitals, condos, and other applications relative to the hospitality and related industries (the "Company Products"); and

      WHEREAS, Company owns other proprietary technology related to electro-mechanical transaction, authorizing, tracking and service provisions which include a remote data processing and transmission system which allows data to be captured, stored, displayed, analyzed and transmitted for processing any of the Company Products ( "Company Technology"); and

      WHEREAS, there are several completed USA Patents and additional USA and foreign letters of patent pending on the Company Products, as well as trademarks, and copyrights, and other related intellectual property related thereto; and

      WHEREAS, Sales Representative currently distributes, sells or in other ways supply products and/or systems to the hospitality industry and is desirous to explore the option of providing the Company Products to its current and expanding customer base; and

      WHEREAS, Company is willing to disclose confidential information to Sales Representative subject to the following terms and conditions.

      NOW, THEREFORE, the parties agree as follows:

      1. Confidentiality of Information. In consideration of the execution of this Agreement, discussion concerning Company's current business or future business regarding the Company Products, Company Technology or any future agreements, Sales Representative agrees that he will neither directly and/or indirectly, individually or as an officer, director or agent of any corporation or other entity, engage in or be interested in the manufacturing, selling or dealing in the Company Products and/or Company Technology or facsimiles thereof without the written approval of Company; nor reveal any of the information received under this Agreement to any third party; nor use such information to manufacture, sell or deal in a similar product; nor to affect in any way current or future sales of the Company Products and/or the Company Technology.

      2. Nondisclosure. Sales Representative shall not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, corporation or other entity or utilize in any manner whatsoever any information concerning any matters affecting or relating to Company's businesses and/or the Company Products (the "Proprietary Material"). This covenant of nondisclosure and non-use includes, without limiting the generality of the foregoing, any of Company's customers, employees, assigns, executors or administrators. Sales Representative further agrees not to disclose to any other person, corporation or entity or utilize any of the Proprietary Material and/or information concerning Company business, the Company Products, and/or the Company Technology; concerning Company's manner of


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operation of manufacturing; concerning Company's plans, processes or other data with regard to the Company Products, all of which are Proprietary Material without the prior written consent of Company. Sales Representative hereto agrees and stipulates that the business of Company and all information characterized as Proprietary Material and is important, material and confidential and could gravely affect the effective and successful conduct of the business of Company.

      3. Return of Proprietary Information. Sales Representative shall deliver all files, documents and other media (and any and all copies and reproductions of any of the foregoing) in her possession or control which contain or pertain to the Proprietary Material upon termination of any business discussions or relationship between the parties, or upon request by Company. Sales Representative agrees that upon termination of her business relationship with Company, Sales Representative shall not retain copies (either hard printed or soft computer storage copies) of any of the Proprietary Material.

      4. Nonsolicitation. During the period of business discussions between the parties and for a period of one (1) year after any termination of such discussions and/or any business relationship, neither party will attempt, either directly or indirectly, to induce or attempt to influence any employee of the other party to leave such other party's employ.

      5. Default. Any breach of this Agreement by either Company or Sales Representative shall give rise to any and all legal and/or equitable remedies, including but not limited to injunctive relief, against the party in breach of the terms hereof, available in the State of Utah.

      6. Entire Agreement. This Agreement constitutes the entire agreement between the parties and superseded any and all written or oral agreements entered into prior to this Agreement.

      7. Amendment. This Agreement may be amended only in writing and signed by the parties hereto.

      8. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party sought to be charged.

      9. Construction. This Agreement shall be governed by and construed under the laws of the State of Nevada.

      10. Attorney's Fees. Should enforcement of this Agreement be necessitated by the act of any party, and should a lawsuit be commenced, the prevailing party in such lawsuit shall be entitled to attorney's fees and costs incurred in such litigation.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

eROOM SYSTEM TECHNOLOGIES, INC.              SALES REPRESENTATIVE

a Nevada corporation

By:                                          By:
      ---------------------------------          -------------------------------
      Steven L. Sunyich
Its:  Chief Executive Officer


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